UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2010

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415)-946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

Proposed Acquisition of Zest Corporation Co Ltd and Zest Home Co Ltd (“Zest”)

On July 15, 2010, IA Global, Inc. (the “Company”) signed a letter of intent to acquire 100% of Zest from Kansai Trust Co Ltd, Japanese companies. Zest reported revenues of 2.37 billion JPY or approximately $28 million at current exchange rates and was profitable during the year ended March 31, 2010. The acquisition is expected to close by November 15, 2010. The Company is completing its due diligence.

Proposed Acquisition of PowerDial Systems, Ltd, a VOIP System Company and PowerDial Services, Ltd, a VOIP Service Company (“PowerDial”)

On October 13, 2010, the Company announced the signing of a Letter of Intent to acquire 100% of PowerDial from Innovative Software Direct Plc, a U.K. company listed on the U.K. PLUS Market.

PowerDial is based in Durham County, England and provides physical networks, Green IT solutions, and applications that control the performance and integrity of wireless, voice, video, and data networks. PowerDial reported revenues of $2.7 million in FY2009 and expects to grow in 2010 and later years.

The acquisition is expected to close by November 30, 2010, after a vote by the shareholders of Innovative Software Direct Plc.

Termination of Proposed Acquisition of Solar Power Engineering Co Ltd (“Solar Power”)

On September 7, 2010, the Company announced the signing of a letter of intent to acquire 100% of Solar Power from Vegitus Co Ltd, both Japanese companies. The Company has decided not to acquire Solar Power due to difficulties in negotiating the outstanding loan balance repayment plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: October 29, 2010

By:	/s/ Mark Scott Mark Scott Chief Financial Officer